Exhibit 10.2

WILSON BANK HOLDING COMPANY

RESTRICTED SHARE UNIT AWARD AGREEMENT

(Directors)

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into this ___ day of ________, 20__ by and between Wilson Bank Holding Company, a Tennessee corporation (the “Company”), and [___] (the “Grantee”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Wilson Bank Holding Company 2025 Equity Incentive Plan (the “Plan”).

Section 1. Restricted Share Unit Award.

(a) Grant of Restricted Units. The Company hereby grants to the Grantee, subject to the terms and conditions set forth in this Agreement and in the Plan, [___] Restricted Share Units (the “Restricted Units”) (subject to adjustment under Section 4.2 of the Plan). The Grantee’s rights with respect to the Restricted Units shall remain forfeitable at all times prior to the vesting and settlement of the Restricted Units pursuant to this Agreement. A bookkeeping account will be maintained by the Company to keep track of the Restricted Units and any Dividend Equivalents that may accrue as provided in Section 2.

(b) Lapse of Restrictions. Subject to Sections 3 and 6 hereof, the restrictions associated with the Restricted Units granted pursuant to Section 1(a) hereof shall lapse at such times (each, a “Vesting Date”) and in the amounts set forth below:

Cumulative Percentage Vested	Date of Vesting	Cumulative Shares Vested

Pursuant to the terms of Section 1(c) of this Agreement, the Company shall issue to the Grantee one share of the Company’s common stock, $2.00 par value per share (the “Common Stock”), for each Restricted Unit that is earned by the Grantee pursuant to the terms of this Agreement.

(c) Settlement of Restricted Units. Except in the event of earlier vesting pursuant to Section 3 or 6 of this Agreement, on a Vesting Date, or if a Vesting Date is not a business day, on the next business day following such Vesting Date, the Company shall issue, or cause the Company’s stock transfer agent to issue, in the name of the Grantee, a stock certificate, or, in lieu of such a certificate, record an electronic book entry position, representing the number of shares of Common Stock into which the Restricted Units (and any additional Restricted Units issued pursuant to Section 2 of this Agreement, if any) are to be settled in accordance with this Agreement. Each date that shares of Common Stock issuable in settlement of Restricted Units awarded hereunder are issued to the Grantee (including, any date earlier than a Vesting Date pursuant to Section 3 or Section 6) is referred to herein as a “Settlement Date”. Until shares of the Company’s Common Stock are delivered to the Grantee in settlement of the Restricted Units (and any additional Restricted Units issued pursuant to Section 2 of this Agreement, if any) on a Settlement Date, the Grantee shall have none of the rights of a shareholder of the Company with respect to such shares of the Company’s Common Stock issuable in settlement of the Restricted Units (and any additional Restricted Units, issued pursuant to Section 2 of this Agreement, if any), including the right to vote such shares. The Grantee’s rights with respect to distributions or dividends declared or paid on the Common Stock prior to the issuance of the shares of Common Stock in accordance with this Section 1(c) are set forth in Section 2 of this Agreement.

Section 2. Dividend Equivalents and Dividends.

(a) Crediting of Dividend Equivalents on Restricted Units. Subject to this Section 2, from the date hereof through each Settlement Date, dividend equivalents (“Dividend Equivalents”) shall be credited on the Grantee’s Restricted Units (other than Restricted Units that, at the relevant record date, previously have been settled in shares of the Company’s Common Stock or forfeited) as follows:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on shares of the Company’s Common Stock in the form of cash, then the Grantee shall be credited, as of the payment date for such dividend or distribution, with an amount equal to (A) the amount of such dividend on each outstanding share of Common Stock, multiplied by (B) the Restricted Units that may still vest under this Agreement as of the record date for such dividend or distribution.

(ii) Non-Share Dividends. If the Company declares and pays a dividend or distribution on shares of the Company’s Common Stock in the form of property other than Common Stock, then a number of additional Restricted Units shall be credited to the Grantee as of the payment date for such dividend or distribution equal to (A) the Restricted Units that may still vest under this Agreement as of the record date for such dividend or distribution multiplied by (B) the fair market value (as determined by the Committee) of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by (C) the Fair Market Value of a share of the Company’s Common Stock at such payment date.

(iii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on shares of the Company’s Common Stock in the form of additional shares of Common Stock, then a number of additional Restricted Units shall be credited to the Grantee as of the payment date for such dividend or distribution or forward split equal to (A) the Restricted Units that may still vest under this Agreement as of the record date for such dividend or distribution, multiplied by (B) the number of additional shares actually paid as a dividend or distribution in respect of each outstanding share of Common Stock.

(b) Adjustment of Dividend Equivalents on Restricted Units. If any Restricted Unit granted under this Agreement is not earned (or is otherwise forfeited) for any reason, any dividend or distribution previously credited with respect to such Restricted Unit, whether in the form of cash, property or additional Restricted Units, shall be forfeited on the date on which the underlying Restricted Units are forfeited.

(c) Payment of Dividend Equivalents on Restricted Units. Any cash, property or additional Restricted Units credited to the Grantee under Sections 2(a)(i), (ii) or (iii) of this Agreement prior to a Settlement Date shall be accrued (without interest and earnings) rather than paid to the Grantee when such dividend or distribution is paid. On a Settlement Date, the Company shall pay to the Grantee any cash, property or shares of Common Stock accrued in respect of dividends or distributions on the Restricted Units that are so settled on such Settlement Date.

Section 3. Termination/Change of Status. In the event that the Grantee’s service on the board of directors of the Company terminates for any reason, other than death, Disability or Retirement, all Restricted Units for which the forfeiture restrictions have not lapsed prior to the termination of the Grantee’s service on the board of directors of the Company shall be forfeited effective immediately following the termination of Grantee’s service on the board of directors of the Company, and Grantee shall have no further rights with respect to such Restricted Units, shares of the Company’s Common Stock or cash, property, additional Restricted Units credited or shares of Common Stock credited to the Grantee pursuant to Section 2 that may have been issuable in settlement of such forfeited Restricted Units. In the event that the Grantee’s service on the board of directors of the Company terminates by reason of death, Disability or Retirement, all Restricted Units shall be deemed vested and the restrictions under the Plan and this Agreement with respect to the Restricted Units, including the restriction on transfer set forth in Section 4 hereof, shall automatically expire and shall be of no further force or effect immediately following the termination of Grantee’s service on the board of directors of the Company. Promptly following the date that the Grantee’s service on the board of directors of the Company terminates as a result of death, Disability or Retirement, the Company shall issue, or cause the Company’s transfer agent to issue, in the name of the Grantee, a stock certificate, or, in lieu of such a certificate, record an electronic book entry position, representing the number of shares of the Company’s Common Stock into which the Restricted Units (and any additional Restricted Units issued pursuant to Section 2 of this Agreement, if any) are to be settled. Such shares shall be issued to the Grantee not later than the 30th day following the date that the Grantee’s service on the board of directors of the Company terminates. Notwithstanding anything in the Plan to the contrary, “Retirement” for purposes of this Agreement means that the Grantee’s service on the board of directors of the Company ends following the Grantee having served as a director of the Company for twenty (20) years or having attained the age at which the Grantee is required to retire from the Board pursuant to the Company’s mandatory retirement age policy applicable to the Grantee.

Section 4. No Transfer or Pledge of Units. The Restricted Units issued hereunder may not be assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the Grantee, except by will or by the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such Restricted Units subject to all terms and conditions that were applicable to the Grantee immediately prior to such transfer.

Section 5. Change in Control. Upon the occurrence of a Change in Control, then all then unvested and outstanding Restricted Units shall vest immediately prior to the consummation of such Change in Control. The Grantee shall be entitled to receive, immediately prior to the consummation of the Change in Control, in settlement of such Restricted Units a like number of shares of the Company’s Common Stock, together with such number of shares of the Company’s Common Stock as are issuable to the Grantee in settlement of Restricted Units already earned by the Grantee and payment of any amounts, whether in shares of Common Stock, cash or other property, owed to the Grantee with respect to any Dividend Equivalents.

Section 6. No Right to Continued Service. This Agreement, and the grant of the Restricted Units hereunder, shall not be construed as giving the Grantee the right to be retained on the board of directors of the Company, and the Company may at any time dismiss the Grantee from service as a director of the Company, free from any liability or any claim under the Plan or this Agreement.

Section 7. Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of (or an electronic link to) the Plan.

Section 8. Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Units (including any shares of Common Stock, cash or other property issued in settlement of any Dividend Equivalents) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations or to otherwise be exempt from the scope of “deferred compensation” under Section 409A of the Code, and this Agreement shall be interpreted consistently therewith. However, to the extent the settlement of the Restricted Units (including any shares of Common Stock, cash or other property issued in settlement of any Dividend Equivalents) hereunder in connection with the termination of the Grantee’s service on the board of directors of the Company does not qualify for an exception from treatment as “deferred compensation” subject to Section 409A of the Code, then such settlement shall not occur unless the termination of the Grantee’s service on the board of directors of the Company constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Regulations. In the event compensation payable pursuant to this Agreement is otherwise determined to constitute “deferred compensation” within the meaning of Section 409A of the Code, this Agreement shall be interpreted and administered consistently with the terms thereof.

Section 9. Reservation of Shares. At all times during the term of this Agreement, the Company shall use its best efforts to reserve and keep available such number of shares of the Company’s Common Stock as shall be sufficient to satisfy the requirements of this Agreement.

Section 10. Miscellaneous.

10.1 Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Units and the shares of Common Stock that may be issued pursuant to this Agreement, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Restricted Units or the shares of Common Stock that may be issued pursuant to this Agreement, either orally or in writing, that are not included in this Agreement or the Plan.

10.2 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

10.3 Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

10.4 Compliance With Laws and Regulations. The award of Restricted Units (and, if issued in settlement of Restricted Units or Dividend Equivalents, shares of the Company’s Common Stock) evidenced hereby shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any governmental or regulatory agency as may be required.

10.5 Notices. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company: Wilson Bank Holding Company

623 W. Main Street

Lebanon, Tennessee 37087

Attn: Chief Financial Officer

To the Grantee: The address then maintained with respect to the Grantee in the Company’s records.

10.6 Amendment. Subject to the restrictions contained in the Plan, the Board may amend this Agreement or waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee shall not to that extent be effective without the consent of the Grantee.

10.7 Resolution of Disputes. Except in such instances where the Company is seeking to enforce its rights pursuant to Section 11 of this Agreement, any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

10.8 Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representative and assignees. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators, successors and assignees.

10.9 Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

Section 11. Restrictive Covenants.

11.1 Non-Competition. The Grantee agrees that during the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company) and for a period of twelve (12) months following the termination of the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company) for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company), within the Area, either directly or indirectly, on the Grantee’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Grantee provided for the Company or any Subsidiary or Affiliate of the Company. “Area” for purposes of this Agreement shall mean any county where the Company or any Subsidiary or Affiliate of the Company has an office as of the date that the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company) terminates. “Competing Business” for purposes of this Agreement shall mean any entity (other than the Company or any Subsidiary of Affiliate of the Company) that is conducting business that is the same or substantially the same as the business of the Company or any Subsidiary or Affiliate of the Company, which the parties hereto agree is the business of commercial and consumer banking.

11.2 Non-Solicitation of Customers. The Grantee agrees that during the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company) and for a period of twelve (12) months following the termination of the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company) for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company) on the Grantee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Company’s or any of its Subsidiaries’ or Affiliates’ customers, including prospective customers actively sought by the Company or any Subsidiary or Affiliate of the Company, with whom the Grantee has or had material contact during the last one (1) year of the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company), for purposes of providing products or services that are competitive with those provided by the Company or any Subsidiary or Affiliate of the Company.

11.3 Non-Solicitation of Employees. The Grantee agrees that during the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company) and for a period of twelve (12) months following the termination of the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company) for any reason, the Grantee will not (except on behalf of or with the prior written consent of the Company) on the Grantee’s own behalf or in the service or on behalf of others, solicit, recruit or hire or attempt to solicit, recruit or hire any employee of the Company or any Subsidiary or Affiliate of the Company that was an employee of the Company or any Subsidiary or Affiliate of the Company within the one (1) year period prior to the termination of the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company), whether or not such employee is a full-time employee or a temporary employee of the Company or any Subsidiary or Affiliate of the Company, such employment is pursuant to written agreement, for a determined period, or at will.

11.4 Obligations with Respect to Company Information and Confidential Information. All Company Information received or developed by the Grantee while serving as a director of the Company or any Subsidiary or Affiliate thereof will remain the sole and exclusive property of the Company or such Subsidiary or Affiliate. The Grantee agrees that he or she will (i) hold the Company Information in strictest confidence; (ii) not use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information; and (iii) not take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Grantee is required by law to disclose any Company Information, the Grantee will not make such disclosure unless (and then only to the extent that) the Grantee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Company when the Grantee becomes aware that such disclosure has been requested and is required by law. This Section 11.4 shall survive for a period of twelve (12) months following termination of the Grantee’s service as a director of the Company or any Subsidiary or Affiliate of the Company and shall survive termination of the Grantee’s service as a director of the Company or any Subsidiary or Affiliate of the Company for so long as is permitted by applicable law, with respect to Trade Secrets. Upon request by the Company, and in any event upon termination of his or her service as a director of the Company or any Subsidiary or Affiliate thereof, the Grantee will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Company Information then in his or her possession or control. For purposes of this Agreement, “Company Information” means Confidential Information and Trade Secrets. For purposes of this Agreement, the term “Confidential Information” means data and information relating to the business of the Company, or any of its Subsidiaries, (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Grantee or of which the Grantee became aware as a consequence of or through the Grantee’s relationship to the Company or such Subsidiary and which has value to the Company or such Subsidiary, and is not generally known to the Company’s or such Subsidiary’s competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or any Subsidiary thereof (except where such public disclosure has been made by the Grantee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. For purposes of this Agreement, the term “Trade Secrets” means

Confidential Information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

11.5 Impact of Change in Control. In the event that a Change in Control occurs prior to the termination of the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company), this Section 11 shall be void and of no further force and effect from and after the Change in Control.

11.6 Recovery of Attorneys’ Fees. In the event the Grantee breaches any provision of this Section 11, the Company shall be entitled to recover from the Grantee the reasonable costs incurred in preventing or remedying such breach, including but not limited to attorneys’ fees.

11.7 Reduced Scope. If any court or other decision-maker of competent jurisdiction determines that any of the Grantee’s covenants contained in Section 11 of this Agreement is unenforceable because of the duration or scope of such provision, then, after such determination has become final and nonappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

11.8 Breach of Restrictive Covenants. The Grantee acknowledges and agrees that any breach by the Grantee of any of the provisions of this Section 11 (the “Restrictive Covenants”) would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if the Grantee breaches, or threatens to commit a breach of, any of the Restrictive Covenants set forth in Sections 11.1, 11.2, 11.3 and 11.4, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):

(i) the right and remedy to have the Restrictive Covenants set forth in Sections 11.1, 11.2, 11.3 and 11.4 specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Grantee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii) the right and remedy to have the period of time of any such Restrictive Covenant set forth in Sections 11.1, 11.2, 11.3 and 11.4 extended by the amount of time equivalent to the time that accrues from the earlier of: (A) the Grantee’s first breach of such Restrictive Covenants or (B) the date of the Grantee’s termination of employment with the Company (or any Subsidiary or Affiliate of the Company), until the later of: (I) the date the Grantee ceases breaching such Restrictive Covenants; or (II) the date a court of proper jurisdiction issues a judgment finding that the Grantee has breached such Restrictive Covenants.

11.9 Venue; right to Jury Trial. The Grantee and the Company shall submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Middle District of Tennessee or the Chancery Court for Wilson County, Tennessee in any litigation arising out of Section 11 of this Agreement. THE GRANTEE HEREBY EXPRESSLY WAIVES THE GRANTEE’S RIGHT TO A JURY TRIAL IN ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.10 Disclosure of Restrictive Covenants. Should the Grantee’s service as a director of the Company (or any Subsidiary or Affiliate of the Company) terminate, the Grantee agrees to disclose the existence of this Section 11 to any prospective employer or company on whose board of directors or similar governing body the Grantee would sit that is engaged in a Competing Business. The Grantee further agrees that if the Grantee obtains new service on the board of directors or similar governing body of another Company, the Company may notify the Grantee’s new employer(s) or the company on whose board of directors or similar governing body the Grantee sits of the Grantee’s obligations under Section 11 of this Agreement. The Grantee further agrees to notify the Company if the Grantee engages in any conduct that would constitute a potential breach of the terms of Section 11 of this Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Agreement to be duly executed effective as of the day and year first above written.

WILSON BANK HOLDING COMPANY:

By:
Name:
Title:

GRANTEE:

By:
Name:

Please check this box □ to acknowledge that you have read this Agreement, including, without limitation, Section 10 hereof, agree to be bound by the terms of this Agreement, including, without limitation, Section 10 hereof, and accept the Restricted Stock Units granted hereunder.